UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 15, 2006

YARDVILLE NATIONAL BANCORP

(Exact Name of Issuer as Specified in Charter)

NEW JERSEY (State or Other Jurisdiction of Incorporation or Organization)	000-26086 (Commission File Number)	22-2670267 (I.R.S. Employer Identification Number)

2465 KUSER ROAD, HAMILTON, NEW JERSEY 08690

(Address of Principal Executive Offices)

(609) 585-5100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On September 15, 2006, The Yardville National Bank, referred to as the “Bank,” a wholly owned subsidiary of the registrant, Yardville National Bancorp, referred to as the “Company,” entered into a lease with Vernon Holdings 101837, LLC, as landlord, for the lease of certain premises located in the Cream Ridge Mews Shopping Center, 403 Route 539, Cream Ridge (Plumsted Township), New Jersey. Christopher S. Vernon, a director of the Company and the Bank, has an ownership interest in Vernon Holdings 101837, LLC. The Bank has determined that the lease is on terms at least as favorable as those available from third parties and the lease was approved by the Company’s audit committee.

The lease provides for an initial term of ten years, as well as two options for renewal terms of five years each. During the first year of the lease term, the Bank is obligated to pay monthly fixed rent of $6,250. In each subsequent lease year during the initial term, the fixed rent will increase in proportion to the Consumer Price Index and in each lease year during any renewal terms, will increase by three percent. Throughout the initial term and any renewal terms, the Bank shall be obligated to pay or reimburse the landlord for all real estate taxes and insurance premiums allocated to the leased premises, as well as utilities and maintenance expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YARDVILLE NATIONAL BANCORP
Date: September 21, 2006	By: Stephen F. Carman Stephen F. Carman Vice President and Treasurer